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                                                                     EXHIBIT 4.4

                          -----------------------------

                          BLUE SKY COMMUNICATIONS, INC.

                          REGISTRATION RIGHTS AGREEMENT

                           DATED AS OF OCTOBER 2, 2000

                          -----------------------------

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                          REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), is made and entered into as of October 2, 2000, among BLUE SKY COMMUNICATIONS, INC., a Georgia corporation (the "Company"), INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD., a Bermuda corporation (the "Investor"), Telecom Wireless Solutions, Inc., a Delaware corporation ("TWS") and Stanford Financial Group Company, a Florida Corporation ("Stanford")(collectively, TWS and Stanford shall be referred to as the "Shareholders").

                              W I T N E S S E T H:

      WHEREAS, the Company and the Investors have entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, pursuant to which the Investor has agreed to purchase, and the Company has agreed to issue, 1,175,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "Purchased Stock"); and

      WHEREAS, in connection with the Purchase Agreement, the Company has agreed to grant the Investor and Shareholders certain rights concerning registration of the Company's Common Stock as more particularly set forth herein.

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) "COMMON STOCK" shall mean the common stock, par value $ 0.001 per share, of the Company.

(c) "HOLDER" shall mean the Investor and Shareholders who hold Registrable Securities or Purchased Stock and any person holding Registrable Securities or Purchased Stock to whom the rights under this Agreement have been transferred in accordance with Section 11 hereof.

(d) "INITIATING HOLDERS" shall mean the Investor, Shareholders or transferees of such parties under Section 11 hereof who in the aggregate are Holders of greater than thirty percent (30%) of the Registrable Securities.

(e) "MAJORITY HOLDER" shall mean the Investor, Shareholders or transferees of such parties under Section 11 hereof who in the aggregate are Holders of greater than (50%) of the Registrable Securities.

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(f) "PREFERRED STOCK" shall mean the preferred stock, par value $0.001 per share, of the Company.

(g) "QUALIFYING IPO" shall mean an underwritten public offering of shares of the Company's Common Stock at a price per share that is not less than Eight and 40/100 Dollars ($8.40) and with aggregate offering proceeds of at least Twenty-Five Million Dollars ($25,000,000).

(h) "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(i) "REGISTRABLE SECURITIES" means (i) any Common Stock of the Company issued or issuable in respect of the Purchased Stock (the "Conversion Stock"); and (ii) any other securities issued or issuable pursuant to the conversion of the Purchased Stock or the Conversion Stock upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to the Purchased Shares, any convertible notes, options or warrants of the Company held by the Investor or Shareholders.

(j) "REGISTRATION EXPENSES" shall mean all expenses, except Selling Expenses as defined below, incurred by the Company in complying with Sections 4 and 5 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

(k) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

(l) "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions, stock transfer taxes applicable to the securities registered by the Holders and, except as set forth in the definition of Registration Expenses, all fees and disbursements of special counsel for any Holder.

2. RESTRICTIONS ON TRANSFERABILITY. The Purchased Stock, the Conversion Stock or any other Common Stock shall not be sold, assigned, pledged or in any way transferred except upon satisfaction of the conditions specified in the Shareholders' Rights Agreement of even date herewith among the parties hereto and other shareholders described therein (as amended from time to time, the "Shareholders Agreement"), which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investor and Shareholders will cause any proposed purchaser, assignee, pledgee or transferee of the Purchased Stock, Conversion Stock or any other Common Stock held by such parties to agree to take and hold such securities subject to the provisions and conditions of such Shareholders Agreement for so long as such Shareholders Agreement is in effect.

3. RESTRICTIONS ON REGISTRATION. The registration rights referred to in this Agreement apply only to shares of Common Stock, and shall not apply to any Preferred Stock of the Company. Notwithstanding the foregoing, in the event of a notice of proposed registration pursuant to Section 5(a)(i) hereof, the Holder of the Preferred Stock may exercise its rights of conversion and


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elect to register the Common Stock received pursuant to such conversion and the
Company shall take all steps reasonably appropriate herewith in order to insure that the Holder's rights to convert and register are protected.

4. REQUESTED REGISTRATION.

(A) REQUEST FOR REGISTRATION. Not later than the earlier of the third (3rd) anniversary of the closing of the Purchase Agreement or six (6) months after a Qualifying IPO, the Initiating Holders shall be entitled to three demand registrations of their Registrable Securities, provided that each Holder is only entitled to one such request by providing a written request that the Company effect a registration under the Securities Act with respect to not less than thirty percent (30%) of the Registrable Securities; provided, however, that the registration must be declared or ordered effective to count as the one (1) time demand registration right. Upon such a request, the Company shall:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its commercially reasonable best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within sixty (60) days after receipt of such written notice from the Company;

provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
Section 4:

                        (A) Prior to the date that is six (6) months after the effective date of the Company's first registered public offering of its stock;

                        (B) If the Company, within twenty (20) days of the receipt of the request from the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within one hundred twenty
                              (120) days of the receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);


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                        (C)   With respect to a Qualifying IPO, during the
                              period starting with the date sixty (60) days prior to the Company's estimated date of filing and ending on the date six (6) months immediately following the effective date of the Company's Qualifying IPO. With respect to any other public offering, during the period starting with the date sixty (60) days prior to the Company's estimated date of filing and ending on the date three (3) months immediately following the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

                        (D) If the anticipated aggregate offering price of the Registrable Securities, net of underwriting discounts and commissions, does not exceed Three Million Dollars ($3,000,000); or

                        (E) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, in which case the Company's obligation to use its commercially reasonable best efforts to register, qualify or comply under this Section 4 shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of the written request from the Initiating Holders, provided that the right to delay such request shall be exercised by the Company not more than once in any twelve
                              (12) month period.

      Subject to the foregoing clauses (A) through (E), the Company shall use its commercially reasonable best efforts to file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

(B) UNDERWRITING. In the event that a registration pursuant to this Section 4 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 4(a)(i). In such event, the right of any Holder to registration pursuant to this Section 4 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 4, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited as provided herein.


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      The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this
Section 4, if the managing underwriter(s) advise(s) the Initiating Holders or the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders participating and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriters' marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one-hundred (100) shares. Upon the request of the managing underwriter(s), the Holders shall not effect any sale or distribution of any equity securities of the Company during the six (6) months after such registration has become effective.

      If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require. The Company may include shares of Common Stock held by shareholders other than Holders in a registration statement pursuant to Section 4 or 5 if, and to the extent that, the amount of Registrable Securities otherwise includible in such registration statement would not thereby be diminished.

5. COMPANY REGISTRATION.

(A) NOTICE OF REGISTRATION. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of a security holder or holders, other than (1) a registration relating solely to employee benefit plans; (2) a registration relating solely to a Commission Rule 145 transaction; or (3) any other registration which is not appropriate for the registration for the Registrable Securities for sale to the public, then the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

(B) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5(a)(i). In such event the right of any Holder to


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registration pursuant to this Section 5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities that may be included in the registration and the number of shares of Registrable Securities that may be included in the registration shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other shareholder to the nearest one hundred (100) shares. If any Holder or other shareholder disapproves of the terms of any such underwriting, such Holder or other shareholder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require. The Company may include shares of Common Stock held by shareholders other than Holders in a registration statement pursuant to
Section 4 or 5 if, and to the extent that, the amount of Registrable Securities otherwise includible in such registration statement would not thereby be diminished.

(C) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

6. LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless (a) such rights are subordinate to or on parity with the rights of the Investors and Shareholders contained in this Agreement, or (b) are approved by the Majority Holders, which approval shall not be unreasonably withheld or delayed.

7. EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with a registration pursuant to Section 4 or Section 5, including the fees for one special counsel attorney for the selling shareholders, shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and any other shareholders of the Company shall be borne by the Holders of such securities and such other shareholders pro rata on the basis of the number of shares so registered.

8. REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company shall:


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(a) Keep such registration, qualification or compliance pursuant to this
Agreement effective for a period of six (6) months or until the Holder or Holders have completed the distribution described in the Registration Statement relating thereto, whichever occurs first; and

(b) Furnish such number of Prospectuses and such other documents incident thereto as the Holder from time to time may reasonably request.

9. INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall promptly furnish the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

10. INDEMNIFICATION.

(a) The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of
Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) made by the Company of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) made by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.


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(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or action in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; or
(ii) any violation by such Holder of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Holder in connection with any such registration, qualification or compliance. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the initial public offering price of the shares sold by such Holder, unless such liability arises out of or is based on willful conduct by such Holder.

(c) Each party entitled to indemnification under this Section 10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense or settlement of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend or settle such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

11. TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted under this Agreement may be assigned or transferred at any time without the prior written consent of the Company but with prior notice to Company to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Investor or


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Shareholders; provided that such transferee or assignee (a) is a partner or retired partner of the Investor or Shareholders that is a partnership; (b) is an immediate family member or trust for the benefit of the Investor or Shareholders; or (c) any subsidiary of the Investor or Shareholders which is a corporation. In addition to the foregoing, such rights may be assigned to any other transferee or assignee with the written consent of the Company, which consent shall not be unreasonably delayed or withheld, in connection with any permitted transfer or assignment of Registrable Securities by an Investor or the Shareholders; provided that such transfer may otherwise be effected in accordance with applicable securities laws.

12. TERMINATION OF REGISTRATION RIGHTS. All rights conferred in this Agreement to the Investor, TWS and Stanford shall terminate for such party at such time as the party owns securities constituting less than 5% of the outstanding voting stock of the Company and when all shares held by the party (or its assignee) may be sold under Rule 144 promulgated under the Securities Act within a ninety (90) day period.

13. AMENDMENTS AND WAIVERS. This Agreement may be amended, or any provision herein waived, only with the prior written consent of all parties to this Agreement who may be adversely affected by such amendment or waiver, and their permitted successors and assigns. Any such permitted successors and assigns, upon execution of appropriate documentation as determined by the Company, shall be deemed to be an "Investor" hereunder and shall have the same (but not superior) rights and the same obligations under this Agreement as each other Investor and the capital stock held by such other Investor shall be deemed to be Registrable Securities.

14. NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail (return receipt requested), sent by overnight courier service or telecopied (transmission confirmed), or otherwise actually delivered:

            If to the Company     Blue Sky Communications, Inc.
            or TWS:               100 North Point Center East, Suite 300
                                  Alpharetta, Georgia 30022
                                  Attention: David D. Lasier, Chief Executive
                                             Officer
                                  Telephone: (678) 366-0104
                                  Facsimile: (678) 366-9659

            With copies to:       Blue Sky Communications, Inc.
                                  100 North Point Center East, Suite 300
                                  Alpharetta, Georgia  30022
                                  Attention: Richard A. Cohen, General Counsel
                                  Telephone: (678) 366-0104
                                  Facsimile: (678) 366-9659


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            If to the Investor:   interWAVE Communications International, Ltd.
                                  Clarendon House, 2 Church Street, HM DX
                                  Hamilton, Bermuda
                                  Attention: Thomas W. Hubbs, Executive Vice
                                             President and Chief
                                  Financial Officer
                                  Telephone: (650) 838-2196
                                  Facsimile: (650) 321-6570

            With copies to:       Interwave Communications, Inc.
                                  312 Constitution Drive
                                  Menlo Park, CA 94025
                                  Attention: Robin E. Foor, Vice President and
                                             General Counsel
                                  Telephone: (650) 838-2168
                                  Facsimile: (650) 321-6381

            If to Stanford:       Stanford Financial Group Company
                                  5100 Westheimer
                                  Houston, TX 77056
                                  Attention: James M. Davis, Chief Financial
                                             Officer
                                  Facsimile: (713) 964-5142

            With copies to:       Stanford Financial Group Company
                                  Yolanda M. Suarez
                                  Chief of Staff
                                  Facsimile: (305) 347-9141

            and:                  Greenberg Traurig
                                  Richard Rubin, Esq.
                                  800 Connecticut Avenue
                                  Washington, D.C. 20006
                                  Facsimile: (202) 261-0161

or at such other address and numbers as may have been furnished by such person in writing to the Company, Investor or Shareholders.

15. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

16. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

17. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.


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18. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the holders of Registrable Securities shall be enforceable to the fullest extent permitted by law.

19. GOVERNING LAW; ARBITRATION; VENUE; EQUITABLE RELIEF.

(a) GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws. All disputes, claims, and controversies concerning the interpretation or enforcement of this Agreement, or any other matter arising out of or relating to this Agreement, will be arbitrated pursuant to the provisions of this Section 20.

(b) INITIATION OF ARBITRATION PROCEEDING. Any party may initiate an arbitration proceeding by making a written demand for arbitration and serving a notice of said demand upon the adverse party in the manner provided in this Agreement, and upon the San Francisco regional office of J A M S ("JAMS"). A written response to the demand must be served upon the initiating party and JAMS within ten (10) days of the adverse party's receipt of the demand.

(c) SELECTION OF ARBITRATOR. The arbitration will be conducted by a single arbitrator who is a retired judge associated with the San Francisco regional office of JAMS. The arbitrator will be selected in accordance with the JAMS Rules of Practice & Procedure for Arbitration then in effect (the "JAMS Rules") within fourteen (14) days of the service of the written demand for arbitration. If the parties cannot so agree upon the selection of the arbitrator within the fourteen (14) day period, then the arbitration will be conducted by a single arbitrator who will be a retired judge associated with the San Francisco regional office of JAMS, and who will be selected by JAMS within five (5) days of the service of a written request that JAMS select the arbitrator.

(d) VENUE. Any arbitration proceeding instituted under the provisions of this Agreement will be conducted in San Francisco through the San Francisco regional office of JAMS.

(e) ARBITRATION HEARING AND AWARD. The arbitration hearing will be conducted within thirty (30) days of the appointment of the arbitrator. The arbitration will be conducted in accordance with the JAMS Rules. The arbitrator's award will be conclusive and binding on all parties. The arbitrator's award will provide, among other things, that the prevailing party in the arbitration is entitled to recover from the adverse party its costs and expenses incurred in connection therewith including, without limitation, attorneys' fees as determined by the arbitrator, the costs of the arbitration, and actual out-of-pocket expenses including, without limitation, expert witness and consultants' fees. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction.

(f) EQUITABLE RELIEF. The Arbitrator has the authority to grant equitable relief on such terms and conditions as it deems reasonably necessary or appropriate.


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

20. NO IMPAIRMENT. Nothing in this Agreement shall impair or otherwise adversely affect the rights accorded TWS and Stanford in that Shareholders Rights Agreement dated as of March 15, 2000 between the Company, Stanford and TWS.

                         [SIGNATURES ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement as of the date first above written.

                                        "COMPANY"
                                        BLUE SKY COMMUNICATIONS, INC.

                                        By: /s/ David Lasier
                                           -----------------------------------
                                              David Lasier
                                              Chief Executive Officer


                                        "INVESTOR"
                                        INTERWAVE COMMUNICATIONS
                                        INTERNATIONAL, LTD.

                                        By: /s/ Priscilla Lu
                                           -----------------------------------
                                              Priscilla Lu
                                              Chief Executive Officer


                                        "TWS"
                                        TELECOM WIRELESS SOLUTIONS, INC.

                                        By:    /s/ David D. Lasier
                                              ---------------------------------
                                        Name:  David D. Lasier
                                        Title: Chief Executive Officer



                                        "STANFORD"
                                        STANFORD FINANCIAL GROUP COMPANY


                                        By:    /s/ James M. Davis
                                              ---------------------------------
                                        Name:  James M. Davis
                                        Title: Chief Financial Officer


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